EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

To The Board of Directors
Consolidated-Tomoka Land Co.:

We consent to the incorporation by reference in Registration Statements (Nos. 33-62679 and 333-63400) on Form S-8 of Consolidated-Tomoka Land Co. and subsidiaries of our reports dated March 13, 2007, with respect to the consolidated balance sheets of Consolidated-Tomoka Land Co. and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for each of years in the three-year period ended December 31, 2006 and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Consolidated-Tomoka Land Co. and subsidiaries.

Our report with respect to the consolidated financial statement refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” effective January 1, 2006 and Statement of Financial Accounting Standards No. 158, “Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans” effective December 31, 2006 and a change in quantifying errors in 2006.

/S/ KPMG LLP

Jacksonville, Florida
March 13, 2007
Certified Public Accountants